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                                                                    Exhibit 5.1



                            BINGHAM, DANA & GOULD LLP
                               150 Federal Street
                              Boston, MA 02110-1726


                                November 1, 1996



Paging Network, Inc.
4965 Preston Park Boulevard
Plano, Texas  75093

         Re:   Paging Network, Inc.
               Registration of $500,000,000 Aggregate Principal Amount of 10% Senior Subordinated Notes on Form S-4
               ----------------------------------------------------------

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission on or about November 1, 1996 (the "Registration Statement"), of $500,000,000 aggregate principal amount of 10% Senior Subordinated Notes due October 15, 2008 (the "Exchange Notes") of Paging Network, Inc., a Delaware corporation (the "Company"). The Exchange Notes are being offered in exchange for the outstanding 10% Senior Subordinated Notes due October 15, 2008, issued by the Company on October 16, 1996 in a transaction exempt from the registration requirements of the Act (the "Original Notes").

     We have acted as counsel to the Company in connection with the foregoing registration of the Exchange Notes. We have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness


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Paging Network, Inc.
November 1, 1996
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of all original documents reviewed by us in original or copy form and the legal competence of each individual executing such documents.

    The opinion set forth below relating to the binding effect of the Exchange Notes is subject to the following general qualifications:

    (i) we assume that the Indenture, dated as of July 15, 1995, as supplemented by the Second Supplemental Indenture, dated as of October 15, 1996, pursuant to which the Exchange Notes are issued (collectively, herein called the "Indenture"), is the binding obligation of Fleet National Bank;

    (ii) the enforceability of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights);

    (iii) no opinion is given herein as to the enforceability of any particular provision of the Exchange Notes relating to remedies after default or as to the availability of any specific or equitable relief of any kind; and

    (iv) the enforcement of any rights may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

    This opinion is limited to the laws of The Commonwealth of Massachusetts as applied by courts located in Massachusetts and the General Corporation Law of the State of Delaware as applied by courts located in Delaware. Pursuant to its terms, the Indenture is governed by the laws of the State of New York; for the purposes of this opinion we have assumed, without independent investigation, that the laws of the State of New York governing the Indenture are the same as those which would govern the Indenture if the Indenture were governed by the laws of The Commonwealth of Massachusetts. No opinion is given herein as to


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Paging Network, Inc.
November 1, 1996
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the choice of law or internal substantive rules of law which any tribunal may apply to the transactions referred to herein. We express no opinion as to, and assume compliance with, any applicable federal or state securities laws.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon the foregoing, we are of the opinion that the Exchange Notes, when issued by the Company in accordance with the terms of the Indenture and the Registration Statement against receipt of the Original Notes being exchanged therefor, will be legally issued, fully paid and non-assessable, and will be binding obligations of the Company.

     We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Legal Matters."

                                           Very truly yours,

                                           Bingham, Dana & Gould LLP

                                           BINGHAM, DANA & GOULD LLP